EXHIBIT 23(B)


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Gleason Corporation for the registration of 500,000 shares of its common stock and to the incorporation by reference therein of our report dated January 30, 1997 (except for Note 19, as to which the date is October 1, 1997), with respect to the consolidated financial statements of Gleason Corporation incorporated by reference in its Annual Report (Form 10-K, as amended) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Syracuse, New York
October 1, 1997